Exhibit 99.2

300 RadioShack Circle Mail Stop #CF3-325 Fort Worth, Texas 76102-1964 Office 817-415-3020 Fax 817-415-2490

March 18, 2010

Mr. Scott E. Young
301 Ferndale Road South
Wayzata, MN 55391

Dear Mr. Young:

It is our pleasure to extend an offer of employment to you to join the RadioShack team as Executive Vice President – Chief Merchandising Officer, reporting to Julian Day, Chairman and Chief Executive Officer.  The specifics of this employment offer are set forth below.

Base Salary	$15,384.61 bi-weekly ($400,000 annualized)

Sign-On Bonus	$100,000 gross

Target Bonus
Your target bonus opportunity will be 70% of base salary and will be based on company performance metrics.  We agree to guarantee your 2010 bonus, payable in 2011, at a minimum of $140,000. We also agree to prepay $50,000 of this bonus guarantee to you as soon as practical upon your reporting to work.

Equity Grants
After joining RadioShack you will receive 9,000 shares of RadioShack Restricted Stock and 12,500 RadioShack Stock Options.  These equity grants are subject to the approval of the Board of Directors at their next scheduled meeting.

Long Term Incentive Plan	$300,000 Target

The 2010 Long Term Incentive Plan (“LTIP”) is a three year plan for the fiscal (calendar) years 2010 through 2012, payable in 2013

Relocation	The Company will provide you with relocation assistance as detailed in the attached relocation assistance document.

Vacation	You will be eligible for vacation benefits as follows:
4 weeks upon hire, prorated to the end of the calendar year
4 weeks on each successive January 1 through 20 years of continuous employment
5 weeks on each successive January 1 following 20 years of continuous employment

Health & Welfare Plans
You will be eligible upon hire for limited medical, dental / vision, and life benefits.  After a six month waiting period you will be eligible for the basic group medical, dental, vision, life, AD&D, disability, and flexible reimbursement plans.  You may cover your lawful spouse, same or opposite sex domestic partner, and eligible children.  You will receive enrollment information shortly after you have reported for work.

Mr. Scott E. Young
March 18, 2010

COBRA Payment
For the six month waiting period prior to your eligibility for RadioShack health benefits the Company will reimburse you the difference of the cost of your COBRA coverage and the amount of the employee contribution under RadioShack's health coverage.

401 (k) Plan
This plan is a qualified retirement plan with various investment options, which allows participants to make a pre-tax contribution and receive a matching contribution from the company of $1 for $1 up to a 4% contribution level that vests immediately.  If you are 18 years of age or older and a non-temporary employee, you are eligible to enroll and participate in the Plan as soon as your first anniversary.  A complete set of enrollment materials will be provided closer to your eligibility date.

Stock Ownership
Our shareholders and the investment community often analyze and measure the commitment of management to the company through share ownership.  With this in mind, our Board of Directors adopted an ownership policy for all officers.  At your level you will be required to own RadioShack Corporation common stock having a value equal to two times your base salary.  A review to determine compliance with this policy will occur as of each December 31.  You are not expected to reach this level immediately.

Other benefits for which you will be eligible include:
▪	Executive Life
▪	Executive LTD
▪	Officers’ Severance Program

More detailed information about each of these benefits will be covered during your new employee executive orientation.

This is a very exciting time to join RadioShack Corporation.  It is my hope that after accepting this contingent employment offer, you will be available to report for work as soon as possible but no later than April 5, 2010.

Please sign, date and return this letter to me at your earliest convenience via facsimile to 817-415-2490.  Meanwhile, if you have any questions, do not hesitate to call me at 817-415-3020.

Welcome to RadioShack Corporation!

Sincerely,

/s/ Jana Freundlich

Jana Freundlich
Vice President – Human Resources

Accepted:

/s/ Scott E. Young	3/23/10
Scott E. Young	Date